Exhibit 99.1

PRESS RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES 13% INCREASE IN FFO PER SHARE

Santa Monica, CA (2/14/06) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and year ended December 31, 2005 which included funds from operations (“FFO”) per share – diluted increasing 13% to $1.32 compared to $1.16 for the quarter ended December 31, 2004 and increasing to $4.35 for the year ended December 31, 2005 compared to $3.90 for 2004. Total FFO – diluted increased to $106 million for the quarter compared to $90 million for the quarter ended December 31, 2004 and to $337 million for the year ended December 31, 2005 compared to $299 million for 2004.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended December 31, 2005 was $23.6 million or $.39 per share-diluted compared to $30.0 million or $.51 per share-diluted for the quarter ended December 31, 2004.  For the year ended December 31, 2005 net income available to common stockholders was $52.6 million or $.88 per share-diluted compared to $82.5 million or $1.40 per share-diluted for the year ended December 31, 2004.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

•      During the quarter, Macerich signed 325,000 square feet of specialty store leases at average initial rents of $37.41 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 22% higher than average expiring rents.

•      This quarter’s FFO per diluted share increased 13% to $1.32 from $1.16 for the quarter ended December 31, 2004.  For the year, FFO per diluted share was up 12% to $4.35 compared to $3.90 during 2004.

•      Total same center tenant sales, for the quarter ended December 31, 2005, were up 5.5% compared to sales for the quarter ended December 31, 2004.

•      Portfolio occupancy at December 31, 2005 was 93.5% compared to 92.5% at December 31, 2004.  On a same center basis occupancy increased to 93.3% at December 31, 2005 compared to 92.5% at December 31, 2004.

•      Same center earnings before interest, taxes, depreciation and amortization were up 3.4% compared to the quarter ended December 31, 2004.

•      The Company issued 10.95 million shares of common stock on January 19, 2006.  The net proceeds of $747 million were used primarily to pay down floating rate debt.

•      In December, 2005 the mortgage on Valley View Mall of $51 million bearing interest at 7.89% was refinanced with a new loan of $125 million with a fixed interest rate of 5.72% for five years.  As a result of this advantageous refinancing, the Company incurred a $1.7 million prepayment penalty which adversely impacted earnings and FFO for the quarter.

Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by another quarter of double digit growth in FFO per share.  We continue to see very strong fundamentals in our business with high occupancy levels and solid leasing activity.  This was illustrated by good leasing volume and excellent releasing spreads.   Our recent equity offering was very well received and the proceeds have allowed us to significantly strengthen our balance sheet and be in position to take advantage of the pipeline of development and redevelopment opportunities in our existing portfolio.”

Redevelopment and Development Activity

At Washington Square in suburban Portland, the Company had a grand opening on November 18, 2005 of a lifestyle oriented expansion project which consists of the addition of 76,000 square feet of shop space.   New tenants include Cheesecake Factory, Pottery Barn Kids, Williams-Sonoma, Bebe, Godiva and Papyrus.  In addition, an agreement has been reached with Mervyn’s to recapture their 100,000 square foot location and recycle that square footage over the next two years.

At Fresno Fashion Fair, an 87,000 square foot lifestyle center expansion to the existing mall continues on schedule.  The first section, which included The Cheesecake Factory opened on December 3, 2005.  Completion of the balance of the project is expected in summer 2006. New tenants in the expansion include Anthropologie, Bebe, Bebe Sport, Cheesecake Factory, Chico’s, Fleming’s Steakhouse, Lucky Brand Jeans and Sephora.  Currently, over 95% of this new space is committed.

Construction continues on the Twenty Ninth Street project, a signature, outdoor retail development on 62 acres in the heart of Boulder.  Leasing has been strong and the project is currently 81% committed.  Retail tenants include Ann Taylor Loft, Apple, Bath and Body Works, Clark’s Shoes, Puma, JJill, Victoria Secret,  and White House/Black Market joining anchors Macy’s department store, Wild Oats, Home Depot, and Century Theatres and an array of additional specialty stores and restaurants. Twenty Ninth Street is scheduled to open in phases starting in the fall 2006.

Construction will begin in the first quarter of 2006 on the SanTan Village regional shopping center in Gilbert, Arizona.  The center is an outdoor open air streetscape project planned to contain in excess of 1.2 million square feet on 120 acres.  The center will be anchored by Dillard’s, Harkins Theatres and will contain a lifestyle shopping district featuring retail, office, residential and restaurants.  It is also anticipated that an additional department store will also anchor this center.  The project is scheduled to open in phases starting in fall 2007 with all phases completed by 2008.

Plans for Estrella Falls, a major regional shopping center and mixed use project, are progressing according to plan.  The mall component of the project is located on approximately 125 acres in Goodyear, Arizona.  The Company will develop the regional mall, which will consist of approximately 1.2 million square feet, and will co-develop associated commercial uses surrounding the shopping center.  The regional shopping center  is anticipated to be completed in 2009.

Acquisition Activity

On February 1, 2006, Macerich closed on the previously announced acquisition of Valley River Center in Eugene, Oregon.  The gross purchase price was $187.5 million.  Valley River Center is a 916,000 square foot super-regional mall anchored by Meier & Frank, Macy’s and JC Penney.  The mall includes 254,000 square feet of mall shop space and also includes a planned development of a Regal Cinema 15 screen stadium style theater complex.  Annual 2005 tenant sales per square foot were approximately $420.

Financing Activity

The Company has refinanced the mortgage on Valley View Mall in Dallas, Texas.  The former mortgage of $51 million with interest at 7.89% was replaced with a $125 million, five-year fixed rate loan bearing interest at 5.72%.  The excess proceeds were used to pay down floating rate unsecured corporate debt.

In November the $72 million loan secured by Greece Ridge Mall in Rochester, New York was refinanced with a drop in the interest rate from LIBOR plus 2.625% down to LIBOR plus ..65%.

Earnings Guidance

Management is issuing its guidance for EPS and FFO per share for 2006.  This guidance reflects the recent capital activity including the 10.95 million share common stock issuance on January 19, 2006 and the recent refinancing and interest rate swap activity.

 Guidance for 2006 and reconciliation of EPS to FFO per share and to EBITDA per share:

	Range per share:
Fully Diluted EPS	$1.24	$1.34
Plus: Real Estate Depreciation and Amortization	3.36	3.36
Less: other items including gain on asset sales	(.10)	(.10)
Fully Diluted FFO per share	$4.50	$4.60

Plus: Interest Expense per share	4.28	4.38
Plus: effect of preferred stock dividends	.39	.39
Plus: Non real estate depreciation, income taxes, ground rent expense and land sales per share	.22	.22
EBITDA per share	$9.39	$9.59

This range is based on many assumptions, including the following:

Management expects 2006 same center EBITDA to grow at a 3.0% to 3.5% rate compared to 2005 results.  EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

Management has assumed short-term LIBOR interest rates will increase to 5.0 % by year-end 2006.  Obviously a negative impact on 2006 vs. 2005 is the fact that short term rates are up 200 basis points compared to a year ago.  Even though the Company’s floating rate debt has decreased significantly in the past 90 days, the rate increase will have a negative impact on the comparison to 2005.

The guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed or are under contract as of February 14, 2006.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 84% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 80 million square feet of gross leaseable area consisting primarily of interests in 76 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com.  The call begins today, February 14, 2006 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months		For the Three Months		For the Three Months
	Ended December 31		Ended December 31		Ended December 31
	Unaudited				Unaudited
	2005	2004	2005	2004	2005	2004
Results of Operations:

Minimum Rents	$132,972	$100,181	$(1,763)	$(2,625)	$131,209	$97,556
Percentage Rents	15,093	10,071	(123)	(348)	14,970	9,723
Tenant Recoveries	63,219	43,792	(773)	(969)	62,446	42,823
Management Companies Revenues (c)	7,766	5,892	—	—	7,766	5,892
Other Income	7,898	6,876	(87)	(101)	7,811	6,775
Total Revenues	226,948	166,812	(2,746)	(4,043)	224,202	162,769

Shopping center and operating expenses	68,981	51,707	(1,269)	(1,626)	67,712	50,081
Management Companies’ operating expenses (c)	15,722	12,333	—	—	15,722	12,333
Depreciation and amortization	59,171	41,126	(682)	(951)	58,489	40,175
General, administrative and other expenses	2,168	2,993	—	—	2,168	2,993
Interest expense	74,281	40,787	—	53	74,281	40,840
Loss on early extinguishment of debt	1,666	—	—	—	1,666	—
Gain (loss) on sale or writedown of assets	56	7,048	55	(6,822)	111	226
Pro rata income (loss) of unconsolidated entities (c)	29,887	14,631	—	—	29,887	14,631
Income (loss) of the Operating Partnership from continuing operations	34,902	39,545	(740)	(8,341)	34,162	31,204

Discontinued Operations:
Gain (loss) on sale of asset	—	—	(55)	6,822	(55)	6,822
Income from discontinued operations	—	—	795	1,519	795	1,519
Income before minority interests	34,902	39,545	—	—	34,902	39,545
Income allocated to minority interests	5,365	7,220	—	—	5,365	7,220
Net income before preferred dividends	29,537	32,325	—	—	29,537	32,325
Preferred dividends (a)	5,900	2,358	—	—	5,900	2,358
Net income to common stockholders	$23,637	$29,967	$0	$0	$23,637	$29,967

Average number of shares outstanding - basic	59,916	58,772			59,916	58,772
Average shares outstanding, assuming full conversion of OP Units (d)	73,728	73,300			73,728	73,300
Average shares outstanding - diluted for FFO (d)	80,496	76,928			80,496	76,928

Per share income- diluted before discontinued operations	—	—			$0.38	$0.40
Net income per share-basic	$0.39	$0.51			$0.39	$0.51
Net income per share- diluted	$0.39	$0.51			$0.39	$0.51
Dividend declared per share	$0.68	$0.65			$0.68	$0.65
Funds from operations “FFO” (b) (d)- basic	$99,976	$87,198			$99,976	$87,198
Funds from operations “FFO” (a) (b) (d) - diluted	$105,876	$89,556			$105,876	$89,556
FFO per share- basic(b) (d)	$1.36	$1.20			$1.36	$1.20
FFO per share- diluted (a) (b) (d)	$1.32	$1.16			$1.32	$1.16
percentage change					12.98%

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Year		For the Year		For the Year
	Ended December 31		Ended December 31		Ended December 31
	Unaudited				Unaudited
	2005	2004	2005	2004	2005	2004
Results of Operations:
Minimum Rents	$468,363	$340,282	$(6,935)	$(10,593)	$461,428	$329,689
Percentage Rents	26,258	18,236	(173)	(582)	26,085	17,654
Tenant Recoveries	233,029	163,827	(3,566)	(4,822)	229,463	159,005
Management Companies (c)	26,128	21,549	—	—	26,128	21,549
Other Income	24,581	19,642	(300)	(473)	24,281	19,169
Total Revenues	778,359	563,536	(10,974)	(16,470)	767,385	547,066

Shopping center and operating expenses	248,621	170,857	(4,854)	(6,392)	243,767	164,465
Management Companies’ operating expenses (c)	50,808	38,614	—	—	50,808	38,614
Depreciation and amortization	208,938	146,383	(2,855)	(4,287)	206,083	142,096
General, administrative and other expenses	12,106	11,077	—	—	12,106	11,077
Interest expense	249,917	146,382	(7)	(55)	249,910	146,327
Loss on early extinguishment of debt	1,666	1,642	—	—	1,666	1,642
Gain (loss) on sale or writedown of assets	1,530	8,041	(242)	(7,114)	1,288	927
Pro rata income (loss) of unconsolidated entities (c)	76,303	54,881	—	—	76,303	54,881
Income (loss) of the Operating Partnership from continuing operations	84,136	111,503	(3,500)	(12,850)	80,636	98,653

Discontinued Operations:
Gain (loss) on sale of asset	—	—	242	7,114	242	7,114
Income from discontinued operations	—	—	3,258	5,736	3,258	5,736
Income before minority interests	84,136	111,503	—	—	84,136	111,503
Income allocated to minority interests	12,450	19,870	—	—	12,450	19,870
Net income before preferred dividends	71,686	91,633	—	—	71,686	91,633
Preferred dividends (a)	19,098	9,140	—	—	19,098	9,140
Net income to common stockholders	$52,588	$82,493	$0	$0	$52,588	$82,493

Average number of shares outstanding - basic	59,279	58,537			59,279	58,537
Average shares outstanding, assuming full conversion of OP Units (d)	73,573	73,099			73,573	73,099
Average shares outstanding - diluted for FFO (d)	77,397	76,727			77,397	76,727

Per share income- diluted before discontinued operations					$0.83	$1.22
Net income per share-basic	$0.89	$1.41			$0.89	$1.41
Net income per share- diluted	$0.88	$1.40			$0.88	$1.40
Dividend declared per share	$2.63	$2.48			$2.63	$2.48
Funds from operations “FFO” (b) (d)- basic	$326,541	$290,032			$326,541	$290,032
Funds from operations “FFO” (a) (b) (d) - diluted	$336,831	$299,172			$336,831	$299,172
FFO per share- basic(b) (d)	$4.46	$3.99			$4.46	$3.99
FFO per share- diluted (a) (b) (d)	$4.35	$3.90			$4.35	$3.90
percentage change					11.61%

(a)          On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for  purposes of net income per share for 2005 and 2004 as they would be antidilutive to those calculations.

The weighted average  preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income sas defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and twelve months ended December 31, 2005 and 2004 by $0.2 million, $3.4 million, $1.4 million and $4.4 million, respectively, or by $.00 per share, $.04 per share, $.02 per share and $.06 per share, respectively. Additionally, SFAS 141 increased FFO for the three and twelve months ended December 31, 2005 and 2004 by $4.4 million, $15.3 million, $3.4 million and $11.3 million, respectively or by $.05 per share, $.20 per share, $.04 per share and $.15 per share, respectively.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures  for all periods presented. Certain reclassifications have been made in the 2004 financial highlights to conform to the 2005 financial highlights presentation.

(d)         The Macerich Partnership, LP has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding common stock options and restricted stock using the treasury method. Also assumes conversion of MACWH, LP units to the extent they are dilutive to the calculation.

(e)   In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. On December 17, 2004, the Company sold Westbar and the results for the three and twelve months ended December 31, 2004  have been reclassified to discontinued operations. The sale of Westbar resulted in a gain on sale of $6.8 million. On January 5, 2005, the Company sold Arizona Lifestyle Galleries. The sale of this property resulted in a gain on sale of $0.3 million. Additionally, the results of Crossroads Mall in Oklahoma for the three and twelve months ended December 31, 2005 and 2004 have been reclassified to discontinued operations as the Company has identified this asset for disposition.

	December 31,	December 31,
	2005	2004
	(UNAUDITED)
Summarized Balance Sheet Information

Cash and cash equivalents	$155,113	$72,114
Investment in real estate, net (h)	$5,438,496	$3,574,553
Investments in unconsolidated entities (i)	$1,075,621	$618,523
Total Assets	$7,178,944	$4,637,096
Mortgage and notes payable	$5,424,730	$3,230,120
Pro rata share of debt on unconsolidated entities	$1,438,960	$1,147,268

Total common shares outstanding at quarter end:	59,942	58,786
Total preferred shares outstanding at quarter end:	3,627	3,627
Total partnership/preferred units outstanding at quarter end:	16,647	14,138

	December 31,	December 31,
	2005	2004
Additional financial data as of:
Occupancy of centers (f)	93.50%	92.50%
Comparable quarter change in same center sales (f) (g)	5.50%	4.20%

Additional financial data for the twelve months ended:
Acquisitions of property and equipment - including joint ventures prorata	$2,503,688	$342,235
Redevelopment and expansions of centers- including joint ventures prorata	$156,655	$145,888
Renovations of centers- including joint ventures at prorata	$83,336	$31,286
Tenant allowances- including joint ventures at prorata	$30,686	$21,361
Deferred leasing costs- including joint ventures at prorata	$26,950	$20,488

(f)            excludes redevelopment properties-  29th Street Center, Parklane Mall, Santa Monica Place

(g)         includes mall and freestanding stores.

(h)         includes construction in process on wholly owned assets of $162,157 at December 31, 2005 and $88,228 at December 31, 2004.

(i)             includes the Company’s prorata share of construction in process on unconsolidated entities of $98,180 at December 31, 2005 and $32,047 at December 31, 2004.

PRORATA SHARE OF JOINT VENTURES

(Unaudited)

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
Revenues:
Minimum rents	$59,803	$45,805	$209,933	$174,591
Percentage rents	7,873	7,074	13,815	11,528
Tenant recoveries	25,636	19,525	91,482	75,524
Other	3,737	2,146	12,402	6,917
Total revenues	97,049	74,550	327,632	268,560

Expenses:
Shopping center expenses	29,549	24,658	106,616	91,894
Interest expense	20,255	15,594	74,383	63,550
Depreciation and amortization	18,004	20,072	73,247	61,060
Total operating expenses	67,808	60,324	254,246	216,504
Gain on sale or writedown of assets	93	772	1,954	3,353
Equity in income of joint venture	553	—	970	—
Loss on early extinguishment of debt	—	(367)	(7)	(528)
Net income	$29,887	$14,631	$76,303	$54,881

RECONCILIATION OF NET INCOME TO FFO(b)(e)

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
Net income - available to common stockholders	$23,637	$29,967	$52,588	$82,493

Adjustments to reconcile net income to FFO- basic
Minority interest	5,365	7,220	12,450	19,870
(Gain) loss on sale of wholly owned assets	(56)	(7,048)	(1,530)	(8,041)
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata share)	(93)	(772)	(1,954)	(3,353)
plus gain on land sales - wholly owned assets	—	600	1,307	939
plus gain on land sales- unconsolidated assets	225	849	2,092	3,464
Depreciation and amortization on consolidated assets	59,171	41,126	208,938	146,383
Less depreciation and amortization allocable to minority interests	(2,261)	(1,555)	(5,873)	(1,555)
Depreciation and amortization on joint ventures (pro rata)	18,004	20,072	73,247	61,060
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(4,016)	(3,261)	(14,724)	(11,228)

Total FFO - basic	99,976	87,198	326,541	290,032

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,430	2,358	9,648	9,140
Non-Participating Preferred units - dividends	320	n/a	642	n/a
Participating Preferred units - dividends	3,150	n/a	n/a - antidilutive
FFO - diluted	$105,876	$89,556	$336,831	$299,172

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
Reconciliation of EPS to FFO per diluted share:
Earnings per share	$0.39	$0.51	$0.88	$1.40
Per share impact of depreciation and amortization real estate	$0.97	$0.77	$3.57	$2.68
Per share impact of gain on sale of depreciated assets	$0.00	$(0.09)	$0.00	$(0.10)
Per share impact of preferred stock not dilutive to EPS	$(0.04)	$(0.03)	$(0.10)	$(0.08)
Fully Diluted FFO per share	$1.32	$1.16	$4.35	$3.90

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBITDA

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
Net income - available to common stockholders	$23,637	$29,967	$52,588	$82,493

Interest expense	74,281	40,787	249,917	146,382
Interest expense - unconsolidated entities (pro rata)	20,255	15,594	74,383	63,550
Depreciation and amortization - wholly-owned centers	59,171	41,126	208,938	146,383
Depreciation and amortization - unconsolidated entities (pro rata)	18,004	20,072	73,247	61,060
Minority interest	5,365	7,220	12,450	19,870
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated assets	(2,699)	(2,035)	(7,099)	(2,035)
Loss on early extinguishment of debt	1,666	—	1,666	1,642
Loss on early extinguishment of debt - unconsolidated entities (pro rata)	—	367	7	528
Loss (gain) on sale of assets - wholly-owned centers	(56)	(7,048)	(1,530)	(8,041)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(93)	(772)	(1,954)	(3,353)
Preferred dividends	5,900	2,358	19,098	9,140
EBITDA(j)	$205,431	$147,636	$681,711	$517,619

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
EBITDA (j)	$205,431	$147,636	$681,711	$517,619

Add: REIT general and administrative expenses	2,168	2,993	12,106	11,077
Management Companies’ revenues (c)	(7,766)	(5,892)	(26,128)	(21,549)
Management Companies’ operating expenses (c)	15,722	12,333	50,808	38,614
EBITDA of non-comparable centers	(68,285)	(14,616)	(221,772)	(64,080)

SAME CENTERS - Net operating income (“NOI”) (k)	$147,270	$142,454	$496,725	$481,681

(j)             EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.

EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)          The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.